UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934


                         Report for Event: May 10, 2000


                             LASV ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)

   Delaware                        0-22310                     33-0564327
(State or other              (Commission File No.)            (IRS Employer
jurisdiction of                                             Identification No.)
 incorporation)


         201 1736 152nd Street, Surrey, British Columbia Canada V4A 4N4
     (Address of principal executive offices)                  (Zip Code)

       Registrant's telephone number, including area code: (604) 541-6253

Registrant's Attorney: Warren J. Soloski, Esq., Warren J. Soloski, APC, 11300 West Olympic Blvd., Suite 800, Los Angeles, CA 90064 (310) 477-9742

                            Las Vegas Airlines, Inc.
         (Former name or former address, if changed since last report.)



                         This Report Consists of 2 Pages

Item 1  Changes in Control of Registrant

The Registrant is now controlled by Net Interest, Inc., a Texas corporation. The Registrant entered into an Stock Purchase Agreement with a Company in which Net Interest, Inc., a Texas corporation, ("Net Interest") owned in excess of 75% of its common stock. The Registrant provided Net Interest with 9,100,000 shares of its restricted common stock for its interest in the acquired Company. This provided Net Interest, at the close of the transaction, 57.10% of the issued and outstanding common stock of the Registrant. Net Interest is a non-reporting, non-trading company. Net Interest is owned by Michael Hood.


Item 2  Acquisition or Disposition of Assets

The Registrant has acquired the assets, subject to liens and liabilities, of a Company owned by Net Interest and others on May 10, 2000. The assets included the rights to a resort project in the Dominican Republic and various other rights.


Item 5 Other Events

     On April 1, 2000, Michael Ison , the remaining Director, named Robert Abbott Director and the Officer of the Registrant and then resigned. Robert Abbott in May 2000 named Brian Koehn and Allan Davis Directors. Further, Brian Koehn was elected Secretary. On May 20, 2000 Brian Koehn resigned as an Officer and Director of the Registrant. The Board of Directors elected Patrick Strasburger a Director in place of Brian Koehn. Robert Abbott was elected Secretary. In addition, Patrick Strasburger was elected Chief Executive Officer of the Registrant and Allan Davis was elected Chief Financial Officer.


Item 7  Financial Statements and Exhibits

          (a) Financial Statements of Business Acquired.

     It is impracticable to provide the required financial statements for the acquired business referred to in Item 2 above. The registrant intends to file such financial statements as soon as practicable but not later than 60 days after the report on Form 8-K must be filed with respect to such acquisition.

                                   Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   LASV ENTERPRISES, INC.
                                   (Registrant)


                                        /s/ Robert Abbott
Dated: May 22, 2000                By: -------------------------
                                        Robert Abbott
                                        CEO/Director